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EXHIBIT 10.1

STATE STREET CORPORATION

Supplemental Defined Benefit Pension Plan

January 1, 2005 Restatement

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4.3	Death Before Retirement Eligibility	8
4.4	Total Disability	9
4.5	Form of Benefit; Death Following Retirement Eligibility	9
ARTICLE 5	Administration	10
5.1	Authority of the Committee	10
5.2	Agents	11
5.3	Decisions Binding	11
5.4	Indemnity of Committee	11
5.5	Cost of Administration	11
5.6	Review of Claims and Appeals	11
ARTICLE 6	Amendment and Termination	11
6.1	Amendment/Termination of Plan	11
6.2	Termination of Participant Interests	11
ARTICLE 7	Miscellaneous	12
7.1	Unfunded Plan	12
7.2	Unsecured General Creditor	12
7.3	Trust Fund	12
7.4	Nonassignability	12
7.5	Not a Contract of Employment	12
7.6	Validity	13
7.7	Successors	13
7.8	Tax Withholdings	13
7.9	Governing Law	13

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ARTICLE 1 Establishment and Purpose

        1.1    Restatement.    The State Street Corporation Supplemental Defined Benefit Pension Plan was established effective January 1, 1995 and has been subsequently amended and restated. The amendment and restatement set forth herein shall apply to those Employees who are actively employed on or after January 1, 2005. Employees whose Employment ended prior to January 1, 2005, shall have their benefits determined under the Plan in effect at the time of their termination of Employment.

        1.2    Purpose.    The principal purposes of this amended and restated Plan (as the same may be further amended) are to provide certain key Employees with competitive retirement benefits and to encourage the continued employment of such Employees with the Employer.

ARTICLE 2 Definitions

        2.1    Actuarially Equivalent.    A benefit is "Actuarially Equivalent" to or the "Actuarial Equivalent" of a benefit payable in a different form or at a different time if the two benefits are of actuarially equivalent value as determined by the Administrator based upon a computation by an actuary chosen by the Administrator using the actuarial assumptions in effect at the time of such determination with respect to the Basic Plan.

        2.2    Additional Company Benefit.    "Additional Company Benefit" means the aggregate of the annual retirement supplemental benefits, in each case expressed in the form of a single life annuity as determined by the Administrator, that are payable to a Participant under the following: (i) the State Street Corporation Supplemental Executive Retirement Plan (the "SERP"); (ii) any other Employer-sponsored supplemental retirement plan or arrangement (including any other commitment by the Company to provide supplemental retirement benefits); and/or (iii) any other arrangement specified by the Committee from time to time and shown on Exhibit I attached hereto.

        2.3    Administrator.    "Administrator" means those persons or persons, including a committee, as are delegated by the Board from time to time to discharge the responsibility of plan administrator of the Plan.

        2.4    Basic Plan.    "Basic Plan" means the State Street Retirement Plan as the same may be amended from time to time.

        2.5    Basic Plan Offset.    "Basic Plan Offset" means the annual benefit, expressed in the form of a single life annuity as determined by the Administrator, payable to a Participant from the Basic Plan or any successor defined benefit retirement income plan or plans maintained by the Employer that are intended to qualify under Section 401(a) of the Code.

        2.6    Beneficiary.    "Beneficiary" means the beneficiary designated to receive a death benefit by the Participant in writing in a form and manner satisfactory to the Administrator. If no Beneficiary is so designated, any death benefits shall be paid at the Administrator's direction in the following order of priority: Spouse, Domestic Partner, children, parents, siblings, estate.

        2.7    Board.    "Board" means the Board of Directors of the Company.

        2.8    Cause.    "Cause" means, in the case of any Participant:

    (i)
    the willful and continued failure of the Participant to perform substantially the Participant's duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Participant's supervisor which specifically identifies the manner in which it is asserted that the Participant has not substantially performed the Participant's duties, or

    (ii)
    the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer.

    For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done or omitted to be done by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Employer.

        2.9    Code.    "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

        2.10    Committee.    "Committee" means the Executive Compensation Committee of the Board.

        2.11    Company.    "Company" means State Street Corporation and any successor company.

        2.12    Domestic Partner.    "Domestic Partner" means the person designated in a manner and form satisfactory to the Administrator as the Participant's domestic partner with respect to eligibility for company-provided benefits.

        2.13    Early Retirement.    "Early Retirement" means any termination of a Participant's Employment with the Employer upon or after the Participant's attainment of Early Retirement Age and prior to the Participant's attainment of Normal Retirement Age, other than: (i) a voluntary termination without the consent of the Committee; or (ii) an involuntary termination for Cause.

        2.14    Early Retirement Age.    "Early Retirement Age" means age fifty-three (53).

        2.15    Earnings.    "Earnings" means, for any year, a Participant's annualized rate of base salary as of January 1 of that year and annual incentive compensation awards under the Company's Senior Executive Annual Incentive Plan ("SEAIP") relating to performance in the prior fiscal year, regardless of when paid. For the avoidance of doubt, "Earnings" shall not include any long-term incentive awards or any other incentive awards other than awards under SEAIP.

        2.16    Eligible Employee.    "Eligible Employee" means an Employee who is appointed to the office of Executive Vice President of the Company or to a position superior to that of Executive Vice President of the Company.

        2.17    Employee.    "Employee" means an individual who renders services to the Employer as a common law employee.

        2.18    Employer.    "Employer" means the Company and its subsidiaries.

        2.19    Employment.    "Employment" means the period or periods during which a Participant is an Employee of the Employer.

        2.20    ERISA.    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.

        2.21    Final Average Earnings.    "Final Average Earnings" means, for any Participant, the average annual Earnings amount obtained by averaging the Participant's Earnings over the five-consecutive year period during the last ten (10) years of a Participant's Employment which yields the highest such annual average, or if the Participant's period of Employment is less than five years, then the average over the actual period of Employment.

        2.22    Normal Retirement.    "Normal Retirement" means any termination of a Participant's Employment with the Employer upon or after the Participant's Normal Retirement Age, other than an involuntary termination for Cause, death, or Total Disability.

        2.23    Normal Retirement Age.    "Normal Retirement Age" means age sixty-five (65).

        2.24    Other Retirement Income.    "Other Retirement Income" means the sum of the following:

    (a)
    the Basic Plan Offset; plus

    (b)
    any Additional Company Benefit; plus

    (c)
    any retirement income payable under plans of a Participant's employers other than the Employer, expressed in the form of a single life annuity, as determined by the Administrator.

        2.25    Participant.    "Participant" means an Eligible Employee who is participating in the Plan.

        2.26    Plan.    "Plan" means the State Street Corporation Supplemental Defined Benefit Pension Plan, as the same may be amended from time to time.

        2.27    Retirement.    "Retirement" means Normal Retirement or Early Retirement.

        2.28    Service.    "Service" means a Participant's years (and fraction thereof) of service for vesting and eligibility (as determined under the Basic Plan).

        2.29    Spouse.    "Spouse" means the individual (if any) who is legally married to the Participant at the time that the Participant's benefits commence or at death if death occurs prior to such benefit commencement date.

        2.30    Schedule.    "Schedule" means, in the case of any Participant to whom the "separate rule" provisions of Section 3.2(d) below apply, an attachment to the Plan that sets forth identifying information concerning the separate rules applicable to such Participant.

        2.31    Top Hat Plan.    "Top Hat Plan" means an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of management or highly compensated Employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

        2.32    Total Disability.    "Total Disability" or "Totally Disabled" means (i) a Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) a Participant's receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, of income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer.

ARTICLE 3 Participation

        3.1    Eligibility.    All Eligible Employees are eligible to participate in the Plan unless the Committee specifies otherwise in a particular case. The Committee may designate other Employees as eligible to participate in the Plan, but only if they are management or highly compensated employees as those terms are used in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

        3.2    Participation.

    (a)
    Any Employee who is a Participant on December 31, 2004, shall continue to participate under the Plan in accordance with the terms hereof.

    (b)
    Each Employee who was not a Participant on December 31, 2004 and who became an Eligible Employee prior to January 1, 2001 shall become a Participant on January 1, 2005.

    (c)
    Except as hereinafter provided and except as otherwise provided by the Committee, each Eligible Employee who becomes an Eligible Employee on or after January 1, 2001 shall become a Participant on the January 1 next following the effective date of his or her becoming an Eligible Employee or on January 1, 2006, whichever is later.

    (d)
    The generally applicable terms of the Plan shall apply to each Participant unless otherwise specified by the Committee. Notwithstanding the foregoing, the Committee may specify as to any Participant that separate rules shall apply in determining such Participant's terms of participation, amount and form of benefit, and method and timing of payments, or any subset of the foregoing. The Committee shall set forth, in the case of any such Participant, the separately applicable rules (or exceptions to the generally applicable rules) (the "separate rules") in a Schedule to the Plan or in a separate memorandum or agreement. With respect to any such Participant, the separate rules applicable to such Participant shall be treated as part of the Plan, shall be incorporated herein by reference, and shall apply in lieu of the generally applicable rules set forth below to the extent of any inconsistency.

    (e)
    Participation in the Plan is terminable by the Committee, in its discretion, upon written notice to the Participant, and such termination of participation shall be effective as of the date contained therein, but in no event earlier than the date of such notice.

        3.3    Age/Service Requirements for Supplemental Benefits.    A Participant shall be eligible to receive a supplemental benefit in accordance with Article 4 only if he or she has (i) attained Early Retirement Age, and (ii) satisfied the "rule of 60" (age plus completed years of Service equal to at least sixty (60)).

        3.4    Forfeiture.

          (a)    Failure to Satisfy Age/Service Requirements.    In the event that a Participant's Employment terminates for any reason other than death or Total Disability (including without limitation if the Participant's employer ceases to be a subsidiary of the Company) prior to satisfying the age and service requirements of Section 3.3, then such Participant shall forfeit his or her right to receive any and all benefits set forth in this Plan, unless otherwise determined by the Committee in its sole discretion.

          (b)    Death.    In the event that a Participant's Employment terminates by reason of death prior to satisfying the age and service requirements of Section 3.3, then the benefit set forth in Section 4.3 shall be payable to the designated Beneficiary.

          (c)    Disability.    In the event that a Participant becomes Totally Disabled prior to meeting the age and service requirements set forth in Section 3.3, the benefit set forth in Section 4.4 shall be payable to the Participant.

          (d)    Without Consent.    In the event that a Participant's Employment terminates for any reason, other than death or Total Disability, after satisfying the age and service requirements of Section 3.3 and prior to his or her Normal Retirement Age, then such Participant shall forfeit his or her right to receive any and all benefits set forth in this Plan, unless such termination of Employment constitutes Early Retirement and unless such termination is otherwise approved by the Committee in its sole discretion.

          (e)    Nonsolicitation/Noncompetition.    Notwithstanding any other provisions hereof, neither a Participant nor his or her Spouse nor any other Beneficiary of the Participant shall receive any further benefits hereunder if the Participant without the prior written consent of the Committee engages, either directly or indirectly, in any of the activities described in (i), (ii) or (iii) below within two years after termination of Employment with the Employer:

      (i)
      employment or retention of any person whom the Employer has employed or retained during the two-year period prior to the Participant's termination of employment with the Employer. For purposes of the foregoing sentence, a person retained by the Employer means anyone who has rendered substantial consulting services to the

        Employer and has thereby acquired material confidential information concerning any aspect of the Employer's operations;

      (ii)
      any sale, offer to sell, or negotiation with respect to orders or contracts for any product or service similar to or competitive with a product or service or any equipment or system containing any such product or service sold or offered by the Employer, other than for the Employer's account, during the two-year period after the Participant's termination of employment with the Employer, to or with anyone with whom the Employer has so dealt or anywhere in any state of the United States or in any other country, territory or possession in which the Employer has, during said period, sold, offered, or negotiated with respect to orders or contracts for any such product, service, equipment or system; or

      (iii)
      ownership of any direct or indirect interest (other than a less-than-1% stock interest in a corporation) in, or affiliation with, or rendering any services for, any person or business entity which engages, during the two-year period after the Participant's termination of employment with the Employer, either directly or indirectly, in any of the activities described in subparagraph (i) or (ii) above.

ARTICLE 4 Amount, Form, and Payment of Supplemental Benefit

        4.1    Normal Retirement Benefit.    Subject to the terms of the Plan (including any separate rules applicable to a Participant pursuant to Section 3.2(d)), the annual supplemental benefit payable to a Participant hereunder in connection with Normal Retirement, expressed as a single life annuity commencing as of the date determined under Section 4.5 below, shall equal either (a) or (b) below, whichever shall be applicable, minus (c) below, and adjusted pursuant to (d) below:

    (a)
    For a Participant who was first elected an Executive Vice President (or to a superior position) prior to March 1, 2000, fifty percent (50%) of the Participant's Final Average Earnings.

    (b)
    For a Participant who was first elected an Executive Vice President (or to a superior position) on or after March 1, 2000, 2.5% of the Participant's Final Average Earnings multiplied by the Participant's years of Service, but not more than twenty (20) years of Service shall be taken into account.

    (c)
    Other Retirement Income

    (d)
    Where the pre-offset benefit is determined under (b), the benefit amount determined by subtracting (c) from (b) (the "unadjusted benefit") shall be multiplied by (A) one-third (33.3%) if the Participant's employment terminates prior to attainment of his or her birthday next following the date (the "age/service eligibility date") on which the Participant first satisfied the age and service requirements of Section 3.3; (B) two-thirds (66.7%) if the Participant's employment terminates on or after attainment of such first birthday following the age/service eligibility date, but before attainment of his or her second birthday following such date; and (C) one (100%) in every other case.

        4.2    Early Retirement Benefit.

    (a)
    Subject to the terms of the Plan (including any separate rules applicable to a Participant pursuant to Section 3.2(d)), the annual supplemental benefit payable in connection to Early Retirement to a Participant who on January 1, 2005 had reached the age of 55 and had completed 10 years of Service hereunder, expressed as a single life annuity commencing as of the date determined under Section 4.5 below, shall equal (i) minus (ii), and further adjusted under (iii), where:

      (i)
      is the annual pre-offset supplemental benefit determined under Section 4.1(a) or (b), as applicable, above, reduced by:

(A)	.0833% for each whole calendar month by which the Participant's date of benefit commencement precedes his or her sixty-fifth (65th) birthday, excluding any period prior to the Participant's (60th) birthday; and
(B)	..2083% for each whole calendar month by which the Participant's benefit commencement precedes his or her sixtieth (60th) birthday.
      (ii)
      is Other Retirement Income, computed on an early retirement basis in accordance with the provisions of the plan or plans providing such Other Retirement Income; provided, however, that if such Plan (or Plans) does/do not contain provisions for early retirement, or such provisions are not ascertainable as of the date of determination, the Committee shall determine the actuarial equivalence basis to be used for such purpose.

      (iii)
      If the Participant's annual pre-offset supplemental benefit is determined under Section 4.1(b), the amount determined by subtracting (ii) from (i) above (the "unadjusted early retirement benefit") shall be multiplied by (A) one-third (33.3%) if the Participant's employment terminates prior to attainment of his or her birthday next following the age/service eligibility date; and (B) two thirds (66.7%) if the Participant's employment terminates on or after attainment of such first birthday following the age/service eligibility date, but before attainment of his or her second birthday following such date; and (C) one (100%) in every other case.

    (b)
    Subject to the terms of the Plan, the annual supplemental benefit payable in connection with Early Retirement to a Participant who as of January 1, 2005 had not both reached the age of 55 and completed 10 years of Service hereunder, expressed as a single life annuity commencing as of the date determined under Section 4.5 below, shall equal the benefit determined under 4.2(a) above except that in lieu of the offsets described in 4.2(a)(i)(A) and (B) above, the annual pre-offset supplemental benefit determined under Section 4.1(a) or (b), as applicable, above shall be reduced by 0.25% for each whole calendar month by which the Participant's benefit commencement date precedes his or her 65th birthday.

        4.3    Death Before Retirement Eligibility.    If a Participant described in Section 3.4(b) dies, a supplemental benefit shall be paid to his or her designated Beneficiary which equals the amount derived by multiplying (a) times (b) times (c), where (a) equals the amount calculated under either Section 4.1 or 4.2, as applicable (determined before the adjustments described in Section 4.1(d) and Section 4.2(a)(iii)); (b) equals a fraction of which the numerator is the sum of the Participant's age at his or her date of death plus the number of completed years of Service and the denominator is 85; and (c) equals 50%.

        4.4    Total Disability.    If a Participant becomes Totally Disabled as described in Section 3.4(c), a supplemental benefit shall be paid to him or her equal to the product of (a) and (b) where (a) equals the amount calculated under either Section 4.1 or 4.2, as applicable (determined before the adjustments described in Section 4.1(d) and Section 4.2(a)(iii)), and (b) equals a fraction the numerator of which is the sum of the Participant's age at the date he or she became Totally Disabled plus the number of completed years of Service as of that date and the denominator is 85.

        4.5    Form of Benefit; Death Following Retirement Eligibility.

          (a)    Basic Plan Applies.    Provided that payment actually commences before January 1, 2006, a Participant's election as to the form and date of commencement of his or her benefit under the Basic Plan shall automatically apply to the payment of his or her supplemental benefit under the Plan, and any consent or waiver effected by a Participant or a Participant's Spouse under any provision of the Basic Plan shall automatically operate as a consent to the corresponding election or a waiver of the corresponding benefit or right under the Plan. In the event that a Participant becomes entitled to a supplemental benefit hereunder and not under the Basic Plan, such Participant may make an election as though he or she were entitled to a benefit under the Basic Plan. If such Participant fails to make an election pursuant to the foregoing, such Participant shall be treated as making an election of the normal form of benefit under the Basic Plan.

          (b)    Lump Sum Distribution.    For payment that commences on or after January 1, 2006, a Participant's supplemental benefit shall be paid in the form of a single lump sum distribution or, if the Committee so determines in a manner consistent with Section 409A of the Code, as a fixed annuity which is the Actuarial Equivalent of the accrued supplemental benefit. Payment shall be made (or commenced, if applicable) as soon as practicable on or after the January 1 or July 1 following the date of the Participant's termination of Employment, provided that no less than six months has elapsed from the date of termination of Employment to the date of payment.

          (c)    Certain Death Benefits.    Upon the death of a Participant after satisfying the age and service requirements of Section 3.3, a death benefit shall be paid to the extent provided in the following paragraphs:

      (i)
      If the Participant had begun receiving a benefit under Section 4.5(a) at the time of death, his or her Spouse or other Beneficiary shall receive a survivor benefit only to the extent, if any, that the form of benefit in which the Participant's benefit was being paid provided for such a survivor benefit. The death benefit under this subparagraph (i) shall be paid to the same person or persons for whom the corresponding death benefit under the Basic Plan is paid (or would have been paid if the Participant had been vested in a Basic Plan benefit).

      (ii)
      If the Participant dies after satisfying the age and service requirements set forth in Section 3.3 but before commencement of benefit payments, a death benefit shall be paid hereunder to the person or persons to whom a death benefit is payable under the Basic Plan, in the same form and at the same time as the death benefit under the Basic Plan provided such benefit commences prior to January 1, 2006. The amount of such death benefit payable under this subparagraph (ii) to the Participant's beneficiary shall be equal to the Actuarial Equivalent of 50% of the Participant's supplemental benefit calculated pursuant to Section 4.1 or 4.2, as applicable (determined before the adjustments described in Section 4.1(d) and Section 4.2(a)(ii)). The form of payment of the death benefit from the Plan to the beneficiary shall be the same as the form applicable under the Basic Plan.

      (iii)
      If the Participant dies after satisfying the age and service requirements set forth in Section 3.3 but before commencement of benefit payments, a death benefit shall be payable to the Participant's designated Beneficiary, if payment of such benefit is made on or after January 1, 2006. The amount of such death benefit shall be the Actuarial Equivalent of 50% of the Participant's supplemental benefit calculated pursuant to Section 4.1 or 4.2, as applicable (determined before the adjustments described in Section 4.1(d) and Section 4.2(a)(ii)), payable as a single lump sum distribution as soon as practicable following the Participant's death.

          (d)    Commutation.    Notwithstanding the foregoing, the Committee may at any time elect to commute any or all remaining payments to a Beneficiary by paying a single lump sum (of Actuarial Equivalent value to such remaining payments, or the remainder of the installment account in the case of a benefit paid under Section 4.5(b)) to Beneficiary.

ARTICLE 5 Administration

        5.1    Authority of the Committee.    The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and to decide or resolve any and all questions, including interpretations of the Plan, that may arise in connection with this Plan.

        5.2    Agents.    In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the Plan.

        5.3    Decisions Binding.    The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and any rules or guidelines made in connection with the Plan shall be final and conclusive and shall be binding upon all persons and entities having or claiming any interest in the Plan.

        5.4    Indemnity of Committee.    The Company shall indemnify and hold harmless the Committee and its individual members against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to the Plan.

        5.5    Cost of Administration.    The Company shall bear all expenses of administration of the Plan.

        5.6    Review of Claims and Appeals.    The Administrator shall prescribe procedures consistent with applicable law by which a Participant may appeal a denial of benefits under the Plan.

ARTICLE 6 Amendment and Termination

        6.1    Amendment/Termination of Plan.    The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of a majority of the members of the Executive Compensation Committee of the Board of Directors. Except as described below in this Article 6, no such amendment or termination shall in any material manner reduce or adversely affect any Participant's rights to benefits for which the Participant has satisfied the age and service requirements of Section 3.3 hereunder without the consent of the Participant.

        6.2    Termination of Participant Interests.    The Plan is intended to be a Top Hat Plan and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Subtitle B of Title I of ERISA. Accordingly, the Board may terminate the Plan and commence termination distributions for all or certain Participants, or remove certain Employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. If distribution is commenced pursuant to the operation of this Article 6, the payment of such amounts shall be made in the manner, and at the times selected by the Committee; provided, however, that such payment shall not be extended for a longer period of time than would have been the case has the payment of benefits occurred as scheduled immediately prior to such accelerated distribution.

ARTICLE 7 Miscellaneous

        7.1    Unfunded Plan.    It is intended that this Plan's status as a Top Hat Plan shall not be adversely affected by the establishment of any trust pursuant to Section 7.3 below.

        7.2    Unsecured General Creditor.    No Participant, nor any spouse or other beneficiaries of a Participant, shall have any legal or equitable right, interest, or claim in any property or assets of the Employer, other than that of an unsecured general creditor of the Employer. Without limiting the generality of the foregoing, no such person shall have any right, claim, or interest in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Employer. Except as provided in Section 7.3, such policies, annuity contracts, or other assets of the Employer shall not be held under any trust for the benefit of a Participant, his or her beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Employer under this Plan. The Employer's assets shall be, and shall remain for purposes of this Plan, the general assets of the Employer. The Employer's obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

        7.3    Trust Fund.    At its discretion, the Employer may establish one or more grantor trusts, with such trustees as the Committee may approve for the purpose of providing for the payment of benefits under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer's general creditors in the event of bankruptcy or insolvency of the grantor. To the extent any benefits provided under this Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

        7.4    Nonassignability.    Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

        7.5    Not a Contract of Employment.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and any Participant, and Participants (and a Participant's Spouse or beneficiaries) shall have no rights against the Employer except as may otherwise be specially provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge any Participant at any time.

        7.6    Validity.    If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

        7.7    Successors.    The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns, and the Employer shall require all its successors and assigns to expressly assume its obligations hereunder. The term "successors," as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer.

        7.8    Tax Withholdings.    The Employer shall have the right to require Participants to remit to the Employer an amount sufficient to satisfy Federal, state, and local income and/or employment tax withholding requirements, or to deduct from payment made pursuant to the Plan amounts sufficient to satisfy such tax withholding requirements.

        7.9    Governing Law.    The provisions of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts except as preempted by Federal law.

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  EXHIBIT 10.1
STATE STREET CORPORATION Supplemental Defined Benefit Pension Plan
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